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                                           Registration Statement No. 333-19617

                                                Filed Pursuant to Rule 424(b)(3)




                                172,248 SHARES

                               O'CHARLEY'S INC.

                                 COMMON STOCK

                                  ----------

     All of the 172,248 shares (the "Shares") of Common Stock, no par value per share (the "Common Stock"), of O'Charley's Inc. (the "Company") offered hereby are being offered by certain shareholders of the Company (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of the Common Stock offered hereby.

     The Shares may be sold from time to time in brokerage transactions at prevailing market prices through J.C. Bradford & Co. or others, in privately negotiated transactions for the account of each of the Selling Shareholders at prices at or near the market price, or in other privately negotiated transactions. See "Plan of Distribution."

     The Company has agreed to bear all expenses (other than selling commissions relating to the Shares) in connection with the registration and sale of the Shares being registered hereby. The Company has agreed to indemnify the Selling Shareholders against certain liabilities and the Selling Shareholders have agreed to indemnify the Company against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

     The Common Stock is traded on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "CHUX." The last reported sale price per share of the Common Stock on the Nasdaq National Market on January 15, 1997 was $12.50.

                         ---------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES  COMMISSION  PASSED  UPON THE  ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation.




               The date of this Prospectus is January 15, 1997.


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                            AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act with respect to the Shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions or contents of any contract or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document, reference is made to such document for a more complete description, and each such statement is deemed to be qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files proxy statements, reports, and other information with the Commission. The Registration Statement (with exhibits), as well as such proxy statements, reports and other information, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file such information electronically with the Commission at http://www.sec.gov.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents or portions of documents filed with the Commission by the Company (File No. 0-18629) are incorporated by reference into this
Prospectus:

            (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

            (ii) The Company's Quarterly Reports on Form 10-Q for the fiscal periods ending April 21, 1996, July 14, 1996, and October 6, 1996;

            (iii) The Company's Current Report on Form 8-K, dated January 5, 1996, as amended on Form 8-K/A, dated March 19, 1996; and

            (iv) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering.

     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this


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Prospectus.  Subject to the foregoing, all information appearing in this
Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

     The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Prospectus). Requests for such documents should be directed to A. Chad Fitzhugh, Secretary, O'Charley's Inc., 3038 Sidco Drive, Nashville, Tennessee 37204, (615) 256-8500.


                                  THE COMPANY

     The Company operates and franchises casual dining, full service restaurants under the O'Charley's name. The Company's strategy is to compete in both the casual adult and family dining market segments by featuring:

     * a broad menu selection, including prime rib, steaks, poultry, fresh seafood, salads, sandwiches and pasta, that is intended to appeal to a wide range of consumer tastes;

     * an emphasis on customer service that results from a comprehensive training program and close supervision of restaurant operations;

     * moderate, value-oriented menu pricing that is designed to attract customers of various income levels; and

     * high food quality that is consistently maintained through the operation of a centralized commissary that purchases, processes and distributes most food products used in the restaurants.

     At December 31, 1996, the Company operated 69 O'Charley's restaurants in Alabama, Florida, Georgia, Indiana, Kentucky, Mississippi, North Carolina, Ohio, South Carolina and Tennessee and had 1 franchised O'Charley's restaurant in South Carolina. The Company plans to expand in the near term primarily through the development of additional Company-owned restaurants, clustered in or near its existing markets and in selected metropolitan areas in the South and Midwest. Twelve to fourteen additional O'Charley's restaurants are expected to open during 1997.

     The Company's principal executive offices are located at 3038 Sidco Drive, Nashville, Tennessee 37204. The Company's telephone number at that address is
(615) 256-8500.






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                             SELLING SHAREHOLDERS


     The following table sets forth information provided to the Company by the Selling Shareholders with respect to the beneficial ownership of Common Stock by the Selling Shareholders as of January 9, 1997, and as adjusted to reflect the sale of the Shares offered hereby (assuming that all of the Shares offered hereby will be sold). Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if he has or shares the power to vote or direct the voting of such security, has or shares the power to dispose of or direct the disposition of such security, or has the right to acquire the security within 60 days.


                             Shares Beneficially            Shares            Shares Beneficially
                                    Owned                to be sold in              Owned
                            Prior to the Offering        the Offering         After the Offering
                           ------------------------      -------------       -----------------------
                              Number    Percent (2)                            Number    Percent (2)
                           -----------  -----------                          ----------  -----------
R. Wayne Browning           94,599(1)      1.2              89,999              4,600         *

Mike H. Martin              83,249         1.1              62,249             21,000         *

George V. Davis             10,000          *               10,000               --           --

Bartley B. Davis            10,000          *               10,000               --           --

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*    Less than one percent.
(1) Includes 4,600 shares subject to options exercisable within 60 days of the date hereof.
(2) Based on a total of 7,845,368 shares issued and outstanding on November 18, 1996.

     Messrs. Browning and Martin are former shareholders of Shoex, Inc., a Tennessee corporation and former franchisee of the Company ("Shoex"). The Company obtained all of the outstanding shares of Shoex capital stock in January 1996 in connection with the merger of Shoex with and into the Company. The transaction was accounted for as a pooling of interests. In connection with the issuance of such Shares, Messrs. Browning and Martin received the right to request the Company to register the Shares offered by them hereby.
See "Plan of Distribution." R. Wayne Browning, one of the Selling Shareholders, is an employee of the Company.


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                             PLAN OF DISTRIBUTION


     The Shares may be sold from time to time in brokerage transactions at prevailing market prices through J.C. Bradford & Co. or others, in privately negotiated transactions for the account of each of the Selling Shareholders at prices at or near the market price, or in other privately negotiated transactions. Ordinary brokerage commissions will be paid in connection with brokerage transactions.

     In connection with the merger of Shoex with and into the Company, Messrs. Browning and Martin received the right to request the registration of the Shares offered by them hereby pursuant to a Registration Rights Agreement, dated January 5, 1996 (the "Registration Rights Agreement"). The Company has agreed to pay the expenses of this offering, but the Selling Shareholders will be responsible for all brokerage commissions and any other selling commissions and stock transfer taxes, if any. Expenses to be paid by the Company are estimated to be $6,000. The Company has agreed to maintain the effectiveness of the Registration Statement covering the Shares for a period of 60 days following the date hereof.

     The Company has agreed to indemnify the Selling Shareholders, and the Selling Shareholders have agreed to indemnify the Company, against certain liabilities in connection with this offering, including liabilities under the Securities Act.

     The Selling Shareholders and any brokers or other persons who participate in the sale of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such brokers or other persons, and any profits on the resale of the Shares, may be deemed to be underwriting commissions or discounts.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Bass, Berry & Sims PLC, Nashville, Tennessee.


                                    EXPERTS

     The financial statements of O'Charley's Inc. as of December 31, 1995 and December 25, 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein by reference to the Company's Annual Report on Form 10-K in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

     The financial statements of Shoex, Inc. as of December 31, 1995 and December 25, 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein by reference to the Company's Current Report on Form 8-K/A, dated March 19, 1996, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



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